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                     October 3, 2022

       Michael Linacre
       Chief Financial Officer
       Innovative Solutions and Support, Inc.
       720 Pennsylvania Drive
       Exton, Pennsylvania 19341

                                                        Re: Innovative
Solutions and Support, Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed September 23,
2022
                                                            File No. 333-267595

       Dear Michael Linacre:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

              Please contact Lauren Pierce, Staff Attorney, at (202) 551-3887 or Joshua Shainess,
       Legal Branch Chief, at (202) 551-7951 with any questions.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology
       cc:                                              Steve Leitzell